Exhibit 99.1

Contact:

Jennifer Graham Vice President — Marketing & Communications Liberate Technologies 650-701-6295 jgraham@liberate.com

LIBERATE TECHNOLOGIES ADOPTS STOCKHOLDER RIGHTS PLAN

SAN CARLOS, Calif., - May 12, 2003 - Liberate Technologies (Pink Sheets: LBRT), a leading provider of digital infrastructure software and services for cable and telecommunications networks, today announced that it had adopted a stockholder rights plan and made changes to its bylaws.

Liberate’s board of directors adopted the stockholder rights plan on May 8, 2003.  The plan is designed to give the board flexibility in responding to unsolicited acquisition proposals.  Under the plan, rights will be distributed as a dividend at the rate of one right for each share of Liberate common stock held by stockholders of record as of the close of business on May 30, 2003.  Each right will initially entitle stockholders to buy one share of Liberate common stock for $18.  The rights will generally be exercisable only if a person or group acquires beneficial ownership of at least 15% of Liberate’s common stock or starts a tender or exchange offer that would give them beneficial ownership of at least 15% of that stock.  Stockholders who currently own more than 15% of such stock are grandfathered in their ownership position, subject to certain limitations.  The plan will expire on May 30, 2013.  Liberate will be filing a copy of the plan with the SEC.

Liberate also announced that on May 8, 2003 its board amended its by-laws to provide that a majority of stockholders could remove directors for any reason (rather than permitting removal only upon a two-thirds vote and for cause), and to provide that stockholders may not call special meetings of stockholders.

About Liberate Technologies
Liberate Technologies is a leading provider of digital infrastructure software and services for cable and telecommunications networks. Liberate’s open-platform software for digital services automation (DSA) lets network operators efficiently manage video, voice, and data on high-capacity digital networks. Liberate supports a wide variety of services, including enhanced TV, on-demand video, service management, and voice and high-speed data communications. Liberate can be found on the World Wide Web at http://www.liberate.com.

Liberate and the Liberate design are registered trademarks of Liberate Technologies. Other product names used in association with these registered trademarks are trademarks of Liberate Technologies. All other trademarks are the property of their respective owners.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  Those statements above that involve expectations or intentions (such as those relating to the intent or effect of changes to corporate governance provisions) are forward-looking statements, not guarantees of future performance. Actual results may vary materially due to the uncertain market for video, voice and data services, dependence on a limited number of network operators and equipment providers, limited availability of necessary technology and services, unanticipated research and development or sales and marketing expenses, potential software problems, evolving accounting guidance, and other risks outlined in Liberate’s filings with the Securities and Exchange Commission (including its most recent annual report on Form 10-K).

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